Exhibit 10.8

Execution Copy

AMENDED PROMISSORY NOTE

(SECURED)

$1,680,094.60	November 30, 2011
South Bend, Indiana

THIS INSTRUMENT REPLACES A $425,149 FEBRUARY 3, 2010 SECURED PROMISSORY NOTE.

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF AN AMENDED AND RESTATED SUBORDINATION AGREEMENT BY JOHN A. MARTELL IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION, ACTING THROUGH ITS WELLS FARGO BUSINESS CREDIT OPERATING DIVISION, DATED AS OF NOVEMBER 30, 2011.

FOR VALUE RECEIVED, the undersigned, MISCOR GROUP, LTD., an Indiana corporation (the “Borrower”), hereby promises to pay to the order of JOHN A. MARTELL, a resident of Michigan (the “Lender”), at his residence of 61249 Howell Drive, Cassopolis, Michigan 49031 or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America, the principal sum of One Million, Six Hundred Eighty Thousand, Ninety-Four and 60/100 Dollars ($1,680,094.60), or such lesser principal sum as may then be owed by the Borrower to the Lender under this Amended Promissory Note (Secured) (the “Note”), and any remaining accrued interest (as set forth below), on or before the earlier of the following dates:

The entire unpaid principal of the Note, and any unpaid and accrued interest thereon, shall be due in full on October 31, 2013 (the “Stated Maturity Date”).

THE UNPAID INDEBTEDNESS EVIDENCED HEREBY SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE STATED MATURITY DATE, TOGETHER WITH ANY REMAINING ACCRUED INTEREST THEREON (AS SET FORTH BELOW).

This Note shall bear interest as follows:

(a)	From today through February 28, 2013, interest on the unpaid principal amount shall be the greater of 7.5% or 2% plus Prime (as defined below);

(b)	From March 1, 2013 until the Stated Maturity Date, interest on the unpaid principal amount shall be the greater of 9.5% or 2% plus Prime;

(c)	The rate of interest on the unpaid principal balance, for any of the time periods set forth in subparagraphs (a) and (b) above, shall be fixed at the beginning date of each time period.

(d)

As used in this Note, “Prime” shall mean the prime rate of interest published in the “Money Rates” section of The Wall Street Journal. In the event The Wall Street Journal ceases to be published on a current basis or ceases to include publication of the “Prime Rate,” then the Lender or his assignee will select an alternative measure of the cost of money which, in the

Lender’s judgment, is reasonably equivalent to the “Prime Rate” as previously published in The Wall Street Journal, which alternative cost of money shall be “Prime.”

The first special payment of principal shall be made on the date upon which the Borrower refinances its primary financing facilities with Well Fargo Bank National Association. The first special payment of principal shall be in the amount of Three Hundred Sixteen Thousand Six Hundred Sixty-six Dollars ($316, 666.00).

The second special payment of principal, in the amount of One Hundred, Twenty Thousand Dollars ($120,000.00) shall be made on or before December 29, 2011.

The third special payment of principal, in the amount of Two Hundred, Fifty Thousand Dollars ($250,000), shall be made on or before June 30, 2012.

Regular installment payments on the principal sum shall begin January 1, 2012, and shall be made on the first day of each consecutive month thereafter in amounts of not less than Seven Thousand Five Hundred Dollars ($7,500). Effective January 1, 2013, and on the first day of each consecutive calendar month until the Stated Maturity Date, installment payments on the principal sum shall be not less than Twelve Thousand Five Hundred Dollars ($12,500), with the final payment of the entire unpaid principal, and all unpaid accrued interest thereon, due on the Stated Maturity Date. All payments of principal shall be accompanied by a payment of all then-accrued but unpaid interest, including unpaid interest which may have accrued prior to the date of this Note. Payments of both principal and interest hereunder are to be made in immediately available funds.

At any time there is a Change in Control (as defined in this paragraph) of Borrower as a result of or contemporaneously with an exchange or issuance of securities to one or more persons, Borrower will be required to pay the then-remaining principal balance (plus all then accrued but unpaid interest) under this Note. For purposes of this Agreement, the term “Change in Control” shall mean a situation (whether occasioned by issuance, sales, or transfers of a Borrower’s securities or by any merger, consolidation, recapitalization, reorganization, or other transaction involving a Borrower) in which any person, company or organization, not a five percent (5%) or more shareholder as of the date of this Agreement, acquires record beneficial ownership of more than fifty percent (50%) of MISCOR’s outstanding capital stock

If Wells Fargo Bank, National Association lawfully prevents the Borrower from making payments of principal, then Borrower shall, nonetheless, make payments of any then-accrued but unpaid interest which would otherwise be payable on the principal payment date.

If the Borrower fails, refuses, or is prevented from paying any principal, interest, charges, costs, expenses and/or fees in accordance with the terms of this Note (“Event of Default”), then Lender shall be entitled, at his sole option, to accelerate the then outstanding indebtedness hereunder and to take all other action permissible by law. Upon an Event of Default, the Lender at his option may, if permitted under applicable law, increase the rate of interest on this Note to Five (5) percentage points (“Default Rate of Interest”) over the then applicable interest rate. The Default Rate of Interest will not exceed the maximum rate permitted by applicable law.

The remedies of the Lender as provided in this Note shall be cumulative and concurrent, and may be pursued singly, successively, or together against the Borrower, and/or against any collateral or guarantor, at the sole discretion of the Lender.

The Borrower hereby waives presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest, and protest of this Note and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall not in any manner be affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Lender; and the Borrower agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to the Borrower or affecting the Borrower’s liability hereunder.

It is the intent of the Lender and the Borrower that the rate of interest and all other charges to the Borrower be lawful. If for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Note would exceed the limit which the Lender may lawfully charge the Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit.

The Lender shall not by any act of omission or commission be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by the Lender (and then only to the extent specifically set forth therein). A waiver of any one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event.

Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions of this Note.

This Note shall not be amended, supplemented or modified except pursuant to a writing signed by both the Lender and the Borrower.

If at any time or times, the Lender: (a) employs counsel in good faith for advice or other representation (i) with respect to this Note or any collateral securing this Note, (ii) to represent Lender in any restructuring, workout, litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute or proceeding (whether instituted by the Lender, the Borrower or any other person or entity) in any way or respect relating to this Note or any collateral securing this Note, or (iii) to enforce any rights of the Lender against the Borrower; (b) takes any action to protect, collect, sell, liquidate or otherwise dispose of any collateral securing this Note; and/or (c) attempts to or enforces any of the Lender’s rights and remedies against the Borrower; then the costs and expenses incurred by the Lender shall be part of the indebtedness evidenced by this Note, payable by the Borrower to the Lender on demand. Without limiting the generality of the foregoing, such expenses and costs include any and all court costs, reasonable attorneys’ fees and expenses, and accountants’ fees and expenses.

Payment of this Note is secured pursuant to that certain Security Agreement dated as of February 10, 2010 (the “Security Agreement”), and other related documents dealing with the grant of security for the indebtedness represented by this Note.

This Note may be prepaid in advance of the installments above or the stated Maturity Date, without penalty and at the election of Borrower at any time.

This Note shall inure to the benefit of the Lender and its successors and assigns and shall be binding upon the Borrower and its successors and permitted assigns. As used herein the term “Lender” shall mean and include the successors and assigns of the identified payee and the holder or holders of this Note from time to time.

THIS NOTE SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF INDIANA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS NOTE OR ANY COLLATERAL SECURING THIS NOTE, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS NOTE OR THE SECURITY AGREEMENT, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS NOTE OR THE SECURITY AGREEMENT. THE LENDER AND THE BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its authorized officer as of the date first above written.

MISCOR GROUP, LTD

By:
Michael P. Moore, President and Chief Executive Officer

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